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                                   STOCK PURCHASE AGREEMENT

        Agreement entered into on September 9th, 1997, by and among Little Wing L.P., a Delaware limited partnership (the "Buyer"), and Milestone Scientific Inc., a Delaware corporation (the "Seller"). The Buyer and the Seller are referred to collectively herein as the "Parties".

        This Agreement contemplates a transaction in which the Buyer will purchase from the Seller, and the Seller will sell to the Buyer, (i) 233,333 shares (the "Shares") of Seller's common stock, par value $.001 per share (the "Common Stock"), and (ii) warrants (the "Warrants") to purchase 233,333 shares of Common Stock (the "Warrant Shares") at an exercise price of $9.00 per share. The total consideration to be paid by the Buyer for the Shares and the Warrants is $1,399,998 (the "Purchase Price").

        Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

        1. Definitions.

        "Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act.

        "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

        "Applicable Rate" means the prime rate of interest as announced from time to time by Citibank, N.A., New York, New York.

        "Buyer" has the meaning set forth in the preface above.

        "Closing" has the meaning set forth in 'SS'.2(c) below.

        "Closing Date" has the meaning set forth in 'SS'.2(c) below.

        "Commission" means the United States Securities and Exchange
Commission.

        "GAAP" means United States generally accepted accounting principles as in effect from time to time.

        "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

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        "Parties" has the meaning set forth in the preface above.

        "Purchase Price" has the meaning set forth in the preface above.

        "SEC Filings" means Seller's (i) proxy statement dated August 20, 1997;
(ii) Form 10-KSB for the year ended December 31, 1996; and (iii) Form 10-QSB for the period ended June 30, 1997.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

        "Seller" has the meaning set forth in the preface above.

        "Shares" has the meaning set forth in the preface above.

        "Warrants" has the meaning set forth in the preface above.

        "Warrant Shares" has the meaning set forth in the preface above.



        2. Purchase and Sale of Shares and Warrants.

        (a) Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer, the Shares and the Warrants and the Buyer agrees to pay to the Seller the Purchase Price.

        (b) Purchase Price. The Buyer agrees to pay the Purchase Price to the Seller at the Closing by delivery of cash payable by wire transfer to an account designated in writing by the Seller.

        (c) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Morse, Zelnick, Rose & Lander LLP in New York, New York, commencing at 9:00 a.m. local time on the date hereof or such date and time as the Buyer and the Seller shall mutually determine (the "Closing Date").

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        (d) Deliveries at the Closing. At the Closing, (i) the Seller will deliver to the Buyer stock certificates representing the Shares and warrant certificates, substantially in the form annexed hereto as Exhibit A representing the Warrants,(ii) the Buyer will deliver to the Seller the Purchase Price,(iii) the Parties will enter into the Registration Rights Agreement, substantially in the form annexed hereto as Exhibit B and (iv) counsel for the Seller shall deliver to the Buyer a legal opinion in form and substance reasonably satisfactory to the Buyer.

        3. Representations and Warranties Concerning the Transaction.

        (a) Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer that the statements contained in this 'SS'.3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this 'SS'.3(a)).

               (i) Organization of Seller. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

               (ii) Authorization of Transaction. The Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions. The Seller need not give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

               (iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject.

               (iv) Brokers' Fees. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.


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               (v) The Shares and the Warrant Shares. The Shares and the Warrant
        Shares have been duly authorized and, when issued, will be fully paid and non-assessable, free and clear of any restrictions on transfer
        (other than any restrictions under the Securities Act and state securities laws), taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands.

               (vi) Financial Statements; Undisclosed Liabilities. The Seller has provided the Buyer with copies of the SEC Filings. The information set forth in the SEC Filings is true, correct and complete in all material respects as of the respective date of each such filing and does not omit to state any material fact necessary in order to make the statements therein not misleading. The financial statements of the Seller as set forth in the SEC Filings have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and fairly present in all material respects the financial condition and results of operations of the Seller as of their respective dates. Since June 30, 1997, there has not been any material adverse change in the business, financial condition or results of operations of the Seller except that the Company has continued to operate at a loss. Except for the liabilities set forth in the financial statements included in the SEC Filings and liabilities which have arisen after June 30, 1997 in the Ordinary Course of Business, the Seller has no material liability.

               (vii) Capitalization. The entire authorized capital of the Seller consists of 10,000,000 shares of Common Stock. As of August 1, 1997, 5,568,152 shares of Common Stock were issued and outstanding and approximately 1955,478 shares are issuable upon exercise of outstanding options and warrants. The Board of Directors of the Seller has authorized the sale on or before September 15, 1997 of up to $10 million of shares of Common Stock and warrants on the same terms and conditions as the transactions contemplated hereby. The transactions contemplated hereby are being made pursuant to such authorization.

               (viii) Securities Law Compliance. The transactions contemplated hereby comply in all material respects with the requirements of (i)
        Section 4(2) of the Securities Act and Regulation D promulgated thereunder and with the requirements of all other published rules and regulations of the Commission currently in effect relating to "private offerings" to "accredited investors" of the type contemplated by the Seller; and (ii) the securities laws of any state in which the shares and the warrants will be offered.

        (b) Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the statements contained in this 'SS'.3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date

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(as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this 'SS'.3(b)).

               (i) Organization of the Buyer. The Buyer is a partnership duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation.

               (ii) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

               (iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its governing documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

               (iv) Brokers' Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

               (v) Investment. The Buyer is an Accredited Investor. The Buyer is not acquiring the Shares, the Warrants or the Warrant Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

               (vi) SEC Filings. The Buyer has been given copies of the SEC Filings and has reviewed such SEC Filings. The Buyer has been given the opportunity to ask questions and receive answers from the Seller concerning Seller's operations and financial condition and the transactions contemplated hereby. The Buyer has been provided with all of the information deemed necessary by the Buyer in connection with the transactions contemplated hereby.

        4. Post-Closing Covenants. The Parties agree as follows with

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respect to the period following the Closing:

        (a) General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under 'SS'.5 below).

        (b) Share Certificate and Warrant Certificates. Each warrant certificate representing the Warrants and, until such time as the Shares and the Warrant Shares have been duly registered under the Securities Act, each stock certificate representing the Shares and the Warrant Shares will be imprinted with a legend substantially in the following form:

               The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act") or applicable state securities laws and may not be offered, sold, transferred, pledged, hypothecated, assigned or otherwise disposed of except pursuant to an effective registration statement under the Act or in a transaction which is exempt from registration under the Act and any applicable state securities laws.

        5. Remedies for Breaches of This Agreement.

        (a) Survival of Representations and Warranties. All of the representations and warranties of the Seller and the Buyer contained in this Agreement shall survive the Closing hereunder (unless the other party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of two years thereafter, other than the representations and warranties contained in 'SS'.3(a)(v), 'SS'.3(a)(viii) and 'SS'.3(b)(vi) which shall survive without limitation.

        (b) Indemnification Provisions for Benefit of the Buyer. In the event the Seller breaches any of its representations, warranties, and covenants contained herein, provided that the Buyer makes a written claim for indemnification against the Seller pursuant to 'SS'.6(g) below within such survival period, then the Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

        (c) Indemnification Provisions for Benefit of the Seller. In the event the Buyer breaches any of its representations, warranties, and covenants contained herein, provided that the Seller makes a written claim for indemnification against the Buyer

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pursuant to 'SS'.6(g) below within the survival period, then the Buyer agrees to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

        (d) Determination of Adverse Consequences. The Parties shall make appropriate adjustments for tax consequences and insurance coverage and take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this 'SS'.5. All indemnification payments under this 'SS'.5 shall be deemed adjustments to the Purchase Price.

        (e) Exclusive Remedy. The Buyer and the Seller acknowledge and agree that the foregoing indemnification provisions in this 'SS'.5 shall be the exclusive remedy of the Buyer and the Seller with respect to the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Buyer and the Seller hereby waive any statutory, equitable, or common law rights or remedies.

        6. Miscellaneous.

        (a) Press Releases and Public Announcements. The Seller and the Buyer may file such forms with the Commission and issue such press releases and make such public announcements relating to the transactions contemplated hereby as each shall determine. The Parties shall cooperate with each other in connection with any such filing.

        (b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

        (c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

        (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Buyer or the Seller, as the case may be; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its wholly-owned subsidiaries and (ii) designate one or more of its wholly-owned subsidiaries to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

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        (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

        (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

        (g) Notices. All notices and other communications hereunder shall be in writing and shall be sufficiently given if delivered to the addresses in person, by Federal Express or similar receipt delivery, by facsimile delivery or, if mailed, by certified mail, return receipt requested, as follows:

        If to the Seller:

               Milestone Scientific Inc.
               220 South Orange Avenue
               Livingston, New Jersey 07039
               Att'n: Mr. Leonard Osser, President
               Fax: 201-535-2829



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        with a copy to:
               Morse, Zelnick, Rose & Lander LLP
               450 Park Avenue
               New York, new York 10022
               Att'n: Stephen Zelnick, Esq.
               Fax: (212) 838-9190

        If to the Buyer:
               Little Wings L.P.
               c/o QuillCap Corp.
               375 Park Avenue, Suite 1404
               New York, New York 10152
               Att'n: Mr. Parker Quillen
               Fax: 212-521-5023

Or to such other address as any of them, by notice to the other, may designate from time to time. Time shall be counted to, or from, as the case may be, the delivery in person or by mailing.

        (h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

        (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by either Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

        (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

        (k) Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

        (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state,

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local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

        (m) Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.



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        IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

                                            LITTLE WING, L.P.


                                            By:
                                               -------------------------------

                                            Title:
                                                  ----------------------------



                                            MILESTONE SCIENTIFIC, INC.


                                            By:
                                               -------------------------------

                                            Title: Leonard Osser, President
                                                  ----------------------------


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